                                                                     EXHIBIT 99

                          ROTECH MEDICAL CORPORATION
                        4506 L. B. McLeod Road, Suite F
                            Orlando, Florida 32811


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 8, 1995



              TO THE SHAREHOLDERS OF ROTECH MEDICAL CORPORATION:


The annual meeting of shareholders of RoTech Medical Corporation (the "Company") will be held at the Sun Bank, N.A. Tower, located at 200 South Orange Avenue, second floor, Campus Room, Orlando, Florida 32801 at 10:00 a.m. for the following purposes:

      1. To elect five directors to hold office until the next annual meeting of shareholders and until their successors are elected and have qualified;

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on November 3, 1995 will be entitled to vote at the meeting.

If there is any chance that you may not be able to attend the annual meeting, please execute the enclosed Proxy and return it promptly in the self-addressed envelope provided. If you attend the meeting, you may revoke the Proxy and vote in person.

By Order of the Board of Directors:


/s/ William A. Walker II
-------------------------
William A. Walker II,
Secretary


Orlando, Florida
November 8, 1995

                                              Mailing Date
                                              November 8, 1995

                          ROTECH MEDICAL CORPORATION
                        4506 L.B. MCLEOD ROAD, SUITE F
                            ORLANDO, FLORIDA  32811


              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 8, 1995


This statement is furnished in connection with the solicitation of proxies by the Board of Directors of RoTech Medical Corporation (the "Company") to be used at the annual meeting of shareholders to be held on December 8, 1995, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies have the right to revoke them at any time before they are voted.

Shareholders of record as of November 3, 1995, will be entitled to vote at the meeting. At the close of business on that day, there were outstanding 11,990,779 shares of the Company's Common Stock. Each share of Common Stock is entitled to one vote with respect to each matter presented for action at the Meeting. The affirmative vote of a majority of the shares cast at the Meeting is required for the election of directors.

Proxies will be voted in accordance with instructions noted on the proxies. Unless otherwise specifically instructed in the proxies, it is the intention of the persons named in the proxy to vote all proxies received by them FOR proposal 1.

The cost of this proxy solicitation will be borne by the Company. It is contemplated that proxies will be solicited solely by mail. Banks, brokers and other custodians will be requested to forward proxy soliciting materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the proxy materials to beneficial owners of shares.


                    PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth, as of October 10, 1995, certain information with respect to all persons known by the Company to beneficially own 5% or more of its outstanding Common Stock, each director and all directors and officers of the Company as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the Common Stock beneficially owned.

                             ELECTION OF DIRECTORS

The Board of Directors proposes that the five nominees listed below be elected as directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified. All of the nominees are currently directors. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election in his stead of such other person as the Board of Directors may recommend.

Name of Nominee and Position with              Director
           the Company                   Age     Since         Principal Occupation Last Five Years
-----------------------------------------------------------------------------------------------------------
William P. Kennedy, Chairman, Board       51      1981       Chairman, Board of Directors and Chief
 of Directors and Chief Executive                            Executive Officer of the Company; Chairman,
 Officer                                                     Board of Directors and President of Thayer's.

Stephen P. Griggs, Director, Chief        38      1991       Director, Chief Operating Officer, President
 Operating Officer, President and                            and Assistant Secretary of the Company.
 Assistant Secretary

William A. Walker II, Director and        54      1984       Director and Secretary of the Company;
 Secretary                                                   Practicing attorney in Winter Park and
                                                             Orlando, Florida as a shareholder in the law
                                                             firm of Winderweedle, Haines, Ward &
                                                             Woodman, P.A.

Leonard E. Williams, Director             64      1988       Director of the Company; President and Chief
                                                             Executive Officer of Wayne Densch, Inc.;
                                                             previously District Sales Manager for Tom's
                                                             Foods, Inc.; Director of First Union National
                                                             Bank of Orlando, President of Leonard E.
                                                             Williams Company.

Jack T. Weaver, D.O.,  Director           62      1992       Director of Company; Doctor of Osteopathy;
                                                             Chairman, Board of Trustees at the University
                                                             of Health Sciences, College of Osteopathic
                                                             Medicine, Kansas City, Missouri.

There is currently no executive committee, but the Company has established a Stock Option Plan Committee consisting of William A. Walker II, a Compensation Committee consisting of William A. Walker II and Leonard E. Williams, an Audit Committee consisting of William A. Walker II, Leonard E. Williams and Jack T. Weaver, D.O., and a Nominating Committee consisting of William A. Walker II and Leonard E. Williams. The Audit Committee will select the Company's independent certified public accountants for the current fiscal year. During the Company's fiscal year ended July 31, 1995, its Audit Committee held one (1) meeting and each committee member attended such meeting. The Nominating Committee has a current policy of not considering nominees recommended by security holders, a policy which, however, is currently under review. Also, during the Company's fiscal year ended July 31, 1995, the Company's Board of Directors held three (3) meetings, and a quorum of directors was present at each meeting.

The following person is an executive officer (but not a director) of the
Company:

                                                 Executive
Name of Officer and Position with                 Officer
             the Company                   Age     Since         Principal Occupation Last Five Years
------------------------------------------------------------------------------------------------------------
Rebecca R. Irish, Chief Financial          33      1991       Chief Financial Officer, Treasurer and
 Officer, Treasurer and Assistant                             Assistant Secretary of the Company;
 Secretary                                                    Practicing Florida Certified Public
                                                              Accountant with Ernst & Young, C.P.A.s,
                                                              Orlando, Florida.

                   MANAGEMENT REMUNERATION AND TRANSACTIONS

EXECUTIVE COMPENSATION
----------------------

The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the four highest paid executive officers (named executives) whose aggregate salary and bonus compensation exceeded $100,000, as well as the total compensation paid to each individual for the Company's previous two fiscal years:


                                            Annual    Compensation     Long-Term
Name and Principal Position           Year  Salary    Bonus & Other   Compensation
-----------------------------------------------------------------------------------

William P. Kennedy                    1995  $151,289        ---            ---
Chairman of the Board of Directors    1994  $151,289        ---            ---
 and Chief Executive Officer          1993  $153,278        ---            ---


Stephen P. Griggs, Director, Chief    1995  $110,784        ---            ---
 Operating Officer, President and     1994  $110,784        ---            ---
 Assistant Secretary


FISCAL YEAR-END OPTION VALUES
-----------------------------

The following table summarizes for each of the Named Executive Officers the total number of unexercised options held at July 31, 1995, and the aggregate dollar value of in-the-money, unexercised options held at July 31, 1995.

                                             Number of Securities      Value of Unexercised
                                            Underlying Unexercised         In-The-Money
                                              Options at FY-End         Options at FY-End
                                                Exercisable/             Exercisable/
Name                                            Unexercisable            Unexercisable
-----------------------------------------------------------------------------------------------
Stephen P. Griggs
Director, Chief Operating Officer, President
and Assistant Secretary                         62,500/62,500         $1,085,938/$1,085,938

The Company historically has not compensated Directors, nor reimbursed Directors for attendance at meetings, but adopted a restrictive stock plan for non-employee directors, which plan was approved by the Company's shareholders at its annual meeting on December 4, 1992 and amended on December 9, 1994.

KEY MAN LIFE INSURANCE
----------------------

The Company currently maintains key man life insurance coverage on the life of Mr. Kennedy in the face amount of $2,000,000, with the Company named as the sole beneficiary under such policy. In accordance with its debt covenants, the Company has assigned $1,000,000 of the proceeds from such policy to Sun Bank, N.A.

CERTAIN RELATED TRANSACTIONS
----------------------------

The Company sub-leases space at 1101 East Colonial Drive, Orlando, Florida, a building owned by Mr. Kennedy and under lease to Thayer's, a company owned by Mr. Kennedy, the Company's President and principal shareholder. Such sub-lease is a month-to-month lease providing for monthly rental payments of approximately $700. Aggregate payments made by the Company under such sub-lease during fiscal year 1995 were approximately $8,400.

The Company leases office space in a building located at 942 S.E. 17th Street, Ocala, Florida, a building in which Mr. Kennedy owns an undivided one-half interest. Such lease is a month-to month lease providing for monthly rental payments of approximately $1,500. Aggregate payments made by the Company under such lease during fiscal 1995 were approximately $18,000.

The Company purchased approximately $28,000 of products from companies owned by Mr. Kennedy in fiscal 1995.

A & C Business Services, Inc., a Florida corporation, of which Mr. Kennedy is the sole shareholder, provides certain business services to the Company. The cost of such services to the Company during fiscal year 1995 amounted to approximately $608,000.

L&G of Orlando, Inc., a Florida corporation, of which Mr. Griggs is a shareholder, provides certain business services to the Company. The cost of such services to the Company during fiscal year 1995 amounted to approximately $152,000.

Mr. Walker, the Secretary and a Director of the Company, is a shareholder, director, assistant secretary, assistant treasurer and a member of the Executive Committee of Winderweedle, Haines, Ward & Woodman, P.A. ("WHWW"), a law firm with offices in Winter Park and Orlando, Florida. This law firm is general counsel to the Company and each of its subsidiaries. WHWW entered into a stock option agreement ("Agreement") with the Company on July 1, 1995. The Agreement grants WHWW the unassignable and non-transferable right and option to purchase from the Company up to, but not exceeding in the aggregate, 10,000 shares of the Company's common stock, par value $.0002, at an option price of $27.75. Any options not exercised on or before June 30, 2000 terminate on such date and are null and void.

In the opinion of management, each of the foregoing transactions with officers, directors, principal shareholders or affiliates were on terms no less favorable to the Company than terms available from persons not affiliated with the Company. The terms of any future transactions with officers, directors, principal shareholders or affiliates will be no less favorable to the Company than those which could be obtained from unaffiliated parties, and any future transactions with affiliated parties, including loans to Company officers, will be approved by a majority of the independent and disinterested members of the Company's Board of Directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
-------------------------------------------------------

The Compensation Committee of the Company's Board of Directors determines cash and stock option compensation of the Company's employed executive officers, Messrs. Kennedy and Griggs and Ms. Irish, and maintains administrative oversight of all stock option plans.

The Compensation Committee consists of Directors Walker and Williams and meets as circumstances require, but no less frequently than annually.

The Compensation Committee seeks to compensate employee executives at a cash base salary level which is realistic in terms of minimizing the impact of any future officer replacement, is adequate to meet living costs appropriate to persons in the position held, and is appropriate to that customarily paid by companies of comparable size in the health care industry. The Committee does take into account that Mr. Kennedy, through his large stockholdings in the Company, has a material inducement to closely attend to the success of the Company without the higher cash compensation that might be typical for a Chief Executive Officer with similar responsibilities.

Likewise, the Compensation Committee has utilized a Stock Option Plan, described in the 1995 Annual Report on Form 10-K for the fiscal year of the Company ended July 31, 1995, to align the efforts of key executives and key employees with those of stockholders. The essential philosophy of the Compensation Committee is that cash base compensation is not tied to performance factors. Cash bonuses are not currently paid to executive officers, although the Compensation Committee retains the option of granting future cash bonuses not exceeding thirty percent (30%) of base compensation, per annum, based upon extraordinary performance in enhancing stockholder value.

Current stock options were granted only to Mr. Griggs and Ms. Irish among the executive officers, the amount of which were determined by factors of longevity, responsibility, and necessity to compete with similar opportunities granted by competitors.

STOCK PERFORMANCE GRAPH
-----------------------

The following graph compares the cumulative total shareholder return of the Company's common stock with (a) the CRSP Total Return Index for the NASDAQ Health Services Stocks (the "NASDAQ Health Services Index") and (b) the CRSP Total Return Index for the NASDAQ Stock Market (U.S.) (the "NASDAQ Composite Index"). The graph assumes the investment of $100 on August 1, 1990 in the Company's common stock and in each of the indices.

                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
     AMONG ROTECH, NASDAQ HEALTH SERVICES INDEX AND NASDAQ COMPOSITE INDEX

                                               NASDAQ                NASDAQ
Measurement period                         Health Services          Composite
(Fiscal year Covered)      RoTech              Index                 Index
------------------------------------------------------------------------------
Measurement PT--
08/01/90                   $100                $100                   $100

FYE 08/01/91               $100                $170                   $118
FYE 08/01/92               $164                $200                   $139
FYE 08/01/93               $144                $225                   $169
FYE 08/01/94               $249                $250                   $174
FYE 08/01/95               $384                $259                   $243

                            DEADLINE FOR SUBMITTING
                            SHAREHOLDERS PROPOSALS


Any proposal by a shareholder for consideration at the 1996 annual meeting of shareholders must be received at the Company's executive offices at 4506 L.B. McLeod Road, Suite F, Orlando, Florida 32811, no later than July 14, 1996, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 1996 annual meeting.


                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The accounting firm of Deloitte & Touche LLP was appointed by the Board of Directors on June 7, 1994, and has served as the Company's independent certified public accountants for the fiscal years ended July 31, 1994 and July 31, 1995. At some point later in the current fiscal year, the Company's audit committee will designate the Company's auditors for the fiscal year ending July 31, 1996.


                                 OTHER MATTERS

New regulations adopted by the SEC, effective May 1, 1991, require the Company to identify the names of persons who failed to file or filed late a report required under Section 16. Generally, the reporting regulations under Section 16 require directors, officers and certain shareholders to report changes in ownership in Company securities. To the knowledge of the Company, each Form 4 required to be filed was filed on a timely basis.

The management of the Company is not aware of any other matters to be brought before the annual meeting of shareholders. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                 /s/ William A. Walker II
                                 ------------------------
                                 William A. Walker II
                                 Secretary

Orlando, Florida
November 8, 1995


Each shareholder is urged to execute and return the enclosed proxy promptly. In the event a shareholder decides to attend the meeting, he may, if he wishes, revoke his proxy and vote his shares in person.

PROXY                      ROTECH MEDICAL CORPORATION

               This Proxy is Solicited By The Board of Directors

     The undersigned hereby appoints WILLIAM P. KENNEDY, WILLIAM A. WALKER II, LEONARD E. WILLIAMS, STEPHEN P. GRIGGS AND JACK T. WEAVER, or any of them, as proxies, each with full power of substitution, acting by a majority or by any one of them if only one can be present and acting, to vote in the following manner (according to the number of shares which the undersigned would be entitled to cast if then personally present) at the Annual Meeting of Shareholders of ROTECH MEDICAL CORPORATION to be held on December 8, 1995, and at any adjournment thereof.

(1) ELECTION OF DIRECTORS
       [_] FOR all Nominees listed below    [_] WITHHOLD AUTHORITY to vote for
           [except as marked to the             all nominees listed below
            contrary below]
    WILLIAM P. KENNEDY, WILLIAM A. WALKER II, LEONARD E. WILLIAMS, STEPHEN P. GRIGGS, JACK T. WEAVER
    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
--------------------------------------------------------------------------------
(2) In their discretion upon such other business as may properly come before the meeting.
                      (Please date and sign reverse side)



                          ROTECH MEDICAL CORPORATION
  This proxy shall be voted as directed. If no direction to this contrary is indicated, this proxy shall be voted FOR proposal 1. Discretionary authority is hereby confirmed as to all other matters that may come before the meeting.
     WITNESS my name and seal this ________ day of _________________, 1995.

                                    ____________________________________________

                                    ____________________________________________
                                               Signature of Shareholder
                                    PLEASE SIGN this proxy exactly as your name or names appear herein, if stock is held jointly, signatures should appear for both names. When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting. Please fill in date and sign the proxy and return in the enclosed postpaid envelope.

                         (See Proxy On Reverse Side.)